HERTZ ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Michael Gregory (Greg) O’Hara to Step Down; CEO Stephen Scherr Appointed Board Chair;
Fran Bermanzohn and Jeff Nedelman Join

ESTERO, Fla., Jan 18, 2023 – Hertz Global Holdings, Inc. (NASDAQ: HTZ) announced today certain changes to the composition of its Board of Directors, effective immediately.

Greg O’Hara, founder and Senior Managing Director of Certares and current Chair of the Hertz Board, is stepping down from the Board. Certares and Knighthead were the principals that led Hertz through reorganization. Thomas Wagner, Managing Partner of Knighthead, will remain on the Board as Vice Chair and Colin Farmer, Senior Managing Director at Certares, will continue to stand as Lead Director.

Stephen Scherr, Chief Executive Officer of Hertz, will assume the position of Board Chair. Along with this change, Fran Bermanzohn, former Deputy General Counsel at Goldman Sachs, and Jeffrey Nedelman, a Senior Managing Director at Certares, will join the Board as independent directors.

“It has been a pleasure serving on the Hertz Board for the last 18 months and supporting the company’s launch of its new strategic direction under Stephen’s leadership,” said Mr. O’Hara. “The Certares and Knighthead teams invested in Hertz in 2021 because we saw Hertz’s unique position to capitalize on the changing mobility landscape. I have tremendous confidence in Stephen and the Board’s ability to provide the leadership necessary to realize our thesis.”

“We have made considerable progress since I joined Hertz last February. With the talented leadership team now assembled, we are well-positioned to execute on our core priorities of shared mobility, electrification, and a digital-first customer experience,” said Mr. Scherr. “I am honored to chair this highly qualified Board, and with the addition of Fran and Jeff, the Board is increasingly more independent and diverse in its composition.”

The changes announced today increase the size of the Hertz Board of Directors to ten members and the number of independent directors to eight. A full list of Hertz’s Board members and their biographies can be found here: https://ir.hertz.com/about/board-of-directors.

ABOUT HERTZ
The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales.

Media Contact: Investor Contact:
Mickey Mandelbaum / John Perilli / Anne Hart Johann Rawlinson
Prosek Partners for Hertz johann.rawlinson@hertz.com
pro-hertz@prosek.com